Exhibit 4(C)

Endorsement to Your TIAA-CREF Investment Horizon Annuity Contract

TIAA-CREF Life Insurance Company

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [877-694-0305]

Endorsement to Investment Horizon Annuity Contract

This endorsement adds to and/or modifies the provisions of your TIAA-CREF Investment Horizon Annuity Contract and becomes part of it. Please read this endorsement and attach it to your contract.

The following sentence replaces the second sentence in the General Description section:

You allocate your premiums among the available fixed term deposits and the available Flexible Lifetime Income Option (FLIO) accounts.

The following sentence replaces the first sentence of the third paragraph in the General Description section:

You may withdraw all or part of your contract accumulation.

The following sentence is added as the second sentence in the fourth paragraph in the General Description section:

In addition, a market value adjustment applies to withdrawals from a FLIO account balance.

The following replaces the fifth paragraph in the General Description section:

If the annuitant or either owner dies while there is a contract accumulation available under your contract, we will pay the contract accumulation as a death benefit. A FLIO death benefit will be payable to your beneficiary(ies), as described below.

The minimum accumulation interest rate, as defined on page 3 of your contract, applies only to the short term holding account and to any fixed term deposits. A FLIO Account balance interest rate applies to FLIO account balances.

The fixed term deposit market value adjustment rate and the FLIO market value adjustment rate may differ.

A surrender charge no longer applies to the withdrawals from the fixed term deposits. The section defining a surrender charge rate and all other references to surrender charges in connection with withdrawals from a fixed term deposit in your contract are deleted. A FLIO surrender charge applies to FLIO account withdrawals, as described below.

The Annuity Starting Date section is replaced with the following:

The Annuity Starting Date is the date on which you begin to receive income benefits under an income option.

The Beneficiaries section is replaced with the following:

Beneficiaries are persons you name, in a form satisfactory to us, to

A)	receive the death benefit as death benefit payees if either owner dies while there is a contract accumulation available under your contract and the annuitant is alive; or

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Endorsement to Your TIAA-CREF Investment Horizon Annuity Contract

B)	become owners, and receive any benefits remaining due as owners under any income option other than a FLIO, if the last surviving owner has died.

C)	receive the death benefit as a death benefit payee if death benefits become payable under a FLIO.

At any time you may name, change, add or delete beneficiaries, by written notice to us, as explained in section 52 of your contract.

You can name two classes of beneficiaries, primary and contingent, which set the priority of payment or ownership. Any primary beneficiaries who are alive when benefits become available are your “beneficiaries.” If no primary beneficiary is then alive, any surviving contingent beneficiaries are your “beneficiaries.” If a class contains more than one person, the then-living persons in the class will receive the death benefit or become owners in equal shares, unless you provide otherwise. The shares of any beneficiaries in a class who are not alive when benefits become available will be allocated in equal shares to the beneficiaries in such class who are alive, even if you’ve provided for these beneficiaries to receive unequal shares.

No living beneficiaries. If the death benefit becomes available while the annuitant is alive, and none of the beneficiaries you named is alive, or you never named a beneficiary, the death benefit will be paid to the surviving owner, if any, or else to the estate of the last surviving owner.

If the last surviving owner dies while payments remain due under any income option other than a FLIO and if none of the beneficiaries you named is alive after the death of the last surviving owner, or you never named a beneficiary, the commuted value of any income benefits remaining under such income option due will be paid to the estate of the last surviving owner in one sum.

Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of a beneficiary during a guaranteed or fixed period will be paid to the payee named to receive them. The commuted value of these payments may be paid in one sum unless the owner(s) direct us otherwise. The payee designated to receive these payments is named at the time the payment method is chosen.

If no payee has been named to receive these payments, or if no one so named is living at the death of the beneficiary, the commuted value will be paid in one sum to the beneficiary’s estate.

If a payee receiving these payments dies before the end of the guaranteed or fixed period, the commuted value of any payments still due that person will be paid to any other payee named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last payee who was receiving these payments.

The first paragraph of the Death Benefit Payees section is replaced with the following:

The Death Benefit Payees are persons or entities that receive the death benefit. If either owner dies while there is still a contract accumulation available under your contract, the beneficiaries will be the death benefit payees. If the annuitant dies before either owner, and the annuitant is not the owner, the owner(s) will be the death benefit payee(s). Beneficiaries will be the death benefit payees for any FLIO death benefits that become payable.

The General Account section is replaced with the following:

The General Account consists of all of TIAA-CREF Life’s assets other than those in separate accounts. All short-term holding account accumulations and all FLIO account balances are part of the general account.

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Endorsement to Your TIAA-CREF Investment Horizon Annuity Contract

The Second Annuitant section is replaced with the following:

You name a Second Annuitant if you choose an income benefit under a two-life annuity option. You may choose any person eligible under TIAA-CREF Life’s practices then in effect to be a second annuitant.

The Protection Against Contract Termination or Forfeiture section is replaced with the following:

At any time after the second anniversary of the date of issue, if the amount of monthly income benefit that would be provided by your accumulation under the one-life annuity option as of your latest allowable annuity starting date, as described in your contract, would be less than $20, and you have no active income options in the process of payment, then we may pay you your accumulation and terminate this contract. Otherwise, your rights under this contract will remain in force.

The first and second sentences of the Premiums section are replaced with the following:

Premiums paid to the fixed term deposits cannot be less than $5,000 and we reserve the right to increase this minimum in the future. Premiums paid to establish a FLIO account cannot be less than $25,000.We reserve the right to limit total premiums under this contract to $500,000 in any calendar year.

The Allocation of Premiums section is replaced with the following:

You allocate your premiums among the available fixed term deposits and FLIO accounts. A premium will not be credited under this contract unless we have received valid allocation instructions from you in a form acceptable to us. Your allocation instructions are not valid if you allocate any part of a premium to a fixed term deposit or FLIO account that is not then available under this contract.

The third paragraph of the Availability of Fixed Term Deposits section is replaced with the following:

No fixed term deposit that matures during or after the earliest calendar month containing the annuitant’s or either owner’s 90th birthday will be available under this contract.

The third sentence of the Maturity of a Fixed Term Deposit section is replaced with the following:

Prior to maturity, you must instruct us to apply the proceeds to one or more new fixed term deposits then available, to a FLIO account, or to transfer the proceeds out of this contract.

The Fixed Term Deposit Accumulation section is replaced with the following:

A Fixed Term Deposit Accumulation equals:

premiums, proceeds of prior fixed term deposits, FLIO payments amounts and short-term holding account accumulation applied to the fixed term deposit;

plus	interest credited to the fixed term deposit at the minimum accumulation interest rate;

plus	additional amounts credited to the fixed term deposit;

less	any deductions of premium taxes incurred by us for the fixed term deposit;

less	any withdrawals from the fixed term deposit.

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Endorsement to Your TIAA-CREF Investment Horizon Annuity Contract

The Contract Accumulation section is replaced with the following:

Your Contract Accumulation equals the sum of your fixed term deposit accumulations and your short-term holding account accumulation. It does not include any FLIO account balances. Once your entire contract accumulation has been applied to begin payment of an income benefit or death benefit or to establish a FLIO account, we will have fulfilled all obligations concerning your contract accumulation.

The following is added to the first paragraph of the Payment of the Income Benefit section:

If your contract accumulation is less than or equal to $25,000 and you want to begin receiving income, you must convert your entire contract accumulation to annuity income. If your contract accumulation is greater than $25,000 and you want to begin receiving income, you must convert at least $25,000 of your contract accumulation to annuity income.

The Amount of the Income Benefit section is replaced with the following:

The Amount of the Income Benefit will be determined as of the annuity starting date for the income benefit by:

A)	your fixed term deposit accumulations applied to provide the income benefit;

B)	your short-term holding account accumulation;

C)	any FLIO payment amounts applied to the income benefit applied to provide the income benefit;

D)	your FLIO account balances applied to provide the income benefit;

E)	any applicable market value adjustments, as described in the rate schedule;

F)	any applicable FLIO surrender charges, as described in the rate schedule;

G)	the rates specified in the rate schedule;

H)	the income option and payment frequency you choose;

I)	if you choose a one-life annuity, the annuitant’s age; and

J)	if you choose a two-life annuity, the annuitant’s age and the second annuitant’s age.

For each fixed term deposit more than one year prior to maturity on the annuity starting date, will be subject to a market value adjustment equal to the fixed term deposit accumulation multiplied by the applicable fixed term deposit market value adjustment rate. For any FLIO account balance applied to an income benefit, the FLIO market value adjustment will be the FLIO account balance multiplied by the applicable FLIO market value adjustment rate. The FLIO surrender charge will be the FLIO account balance multiplied by the applicable FLIO surrender charge rate described in the rate schedule. Market value adjustments may result in increases or decreases in income amounts.

The Starting the Income Benefit section is replaced with the following:

Starting the Income Benefit. An income benefit will be effective and payments will begin as of the scheduled annuity starting date for that income option if the primary owner, joint owner (if any), and the annuitant are then living and:

A)	you have chosen one of the income options set forth in section 36; and

B)	if you choose a one-life annuity, we have received due proof of the annuitant’s age; and

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Endorsement to Your TIAA-CREF Investment Horizon Annuity Contract

C)	if you choose a two-life annuity, we have received due proof of the annuitant’s age and the second annuitant’s age.

You may change the annuity starting date for an income option by written notice to us prior to the scheduled date, as explained in section 52 of your contract. You may change the annuity starting date to the first of any month at least ten days following the date of the change, but not to a month:

A)	earlier than fourteen months after the date of issue shown on page 3; or

B)	later than the earliest calendar month containing the annuitant’s or either owner’s 90th birthday.

If you have a contract accumulation for which you have not chosen an annuity starting date prior to the first of the earliest month in which the annuitant or either owner turns age 90, you will be deemed to have chosen that date as the annuity starting date for such remaining contract accumulation.

The last paragraph of the Income Options section is replaced with the following:

Automatic Election Provision. If, as of the latest annuity starting date determined in accordance with the Starting the Income Benefit section above, you have not chosen one of the income options described in this contract, you will be deemed to have chosen a one-life annuity with a ten-year guaranteed period, or a shorter period if required to meet federal tax law.

The Distribution Requirements upon Death of the Owner(s) section is replaced with the following:

Distribution Requirements upon the Death of the Owner(s). If the last surviving owner dies while income benefits remain due, any income benefit remaining due must be distributed at least as rapidly as under the income option on which the income payments were being made as of the date of death.

The following provisions introduce the Flexible Lifetime Income Option (FLIO) feature that is now part of your contract.

FLIO Account. Premiums, proceeds of a fixed term deposit or amounts in the short-term holding account may be allocated to a FLIO account. The minimum amount needed to establish a FLIO account is $25,000. This contract may not contain more than 120 FLIO accounts at any one time. We reserve the right to determine at which ages FLIO accounts will be available and we do not guarantee that FLIO accounts will be available at all ages and under all options described below.

The Amount of the FLIO Payments will be equal to the Initial FLIO payment described below subject to adjustments as described in the FLIO Account Withdrawal section of this endorsement. The Initial FLIO Payments will be determined as of the annuity starting date for the FLIO account based on:

A)	premiums applied to the FLIO account;

B)	any fixed term deposit accumulations applied to the FLIO account;

C)	any applicable market value adjustments;

D)	any short-term holding account accumulation applied to the FLIO account;

E)	the FLIO annuity purchase rates specified in the rate schedule;

F)	whether you have chosen the FLIO one-life annuity or the FLIO two-life annuity and payment frequency you choose;

G)	if you choose a FLIO one-life annuity, the FLIO annuitant’s age; and

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Endorsement to Your TIAA-CREF Investment Horizon Annuity Contract

H)	if you choose a FLIO two-life annuity, the FLIO annuitant’s age and the FLIO second annuitant’s age.

Starting your FLIO Payments. A FLIO income benefit will be effective and FLIO payments will begin as of the annuity starting date for the FLIO account, if:

A)	you have chosen either a FLIO one-life annuity or a FLIO two-life annuity as set forth in the Flexible Lifetime Income Options (FLIOs) section below; and

B)	if you choose a FLIO one-life annuity, we have received due proof of the FLIO annuitant’s age; and

C)	if you choose a FLIO two-life annuity, we have received due proof of the FLIO annuitant’s age and the second FLIO annuitant’s age.

A FLIO one-life annuity may not begin after the FLIO annuitant attains age 90. A FLIO two-life annuity may not begin after the FLIO annuitant or the FLIO second annuitant attains age 90.

The FLIO annuitant is the natural person whose life is used in determining the FLIO benefit to be paid. The FLIO annuitant must be over 59 1/2. If the primary owner of the contract is a natural person, the FLIO annuitant must be the primary owner of the contract. If the primary owner of the contract is a trust, the trust must name the FLIO annuitant.

You name a FLIO Second Annuitant if you choose FLIO payments to be made under a FLIO two-life annuity. The FLIO second annuitant must be the spouse of the FLIO annuitant and must be over 59  1/2. Under a FLIO two-life annuity, the lives of the FLIO annuitant and the FLIO second annuitant are used in determining the FLIO benefit. If you have multiple FLIO accounts, you must choose the same FLIO second annuitant for all FLIO accounts. If the FLIO annuitant dies, the FLIO second annuitant will:

A)	continue to receive FLIO payments for as long as he or she is alive;

B)	have the right to change the beneficiary(ies) designated to receive the FLIO death benefit, as described below; and

C)	be able to make FLIO account withdrawal, as described below.

Flexible Lifetime Income Options (FLIOs) are the ways in which you may have the FLIO payment paid. Upon establishing a FLIO account, you may choose either of the options described below. Once this choice is made, it cannot be changed. Guaranteed periods are not available under the FLIOs.

The FLIOs are described as monthly payments, but you may choose quarterly, semiannual or annual payments. If the FLIO benefit would be less than $100 a month, we will have the right to change to quarterly, semiannual or annual payments, whichever will result in payments of $100 or more and the shortest interval between payments. Once payments have begun, the frequency cannot be changed.

The periodic amount paid depends on which of these options you choose:

FLIO One-Life Annuity. The FLIO payment will be made each month until the date of the FLIO annuitant’s death. After the FLIO annuitant’s death no further FLIO payments will be made.

FLIO Two-Life Annuity. The FLIO payment will be made each month until the FLIO annuitant and the FLIO second annuitant both die. After the death of both the FLIO annuitant and the FLIO second annuitant no further FLIO payments will be made.

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Endorsement to Your TIAA-CREF Investment Horizon Annuity Contract

The FLIO Income Security Date will be determined for each FLIO account at the time the FLIO account is established. This is the date that FLIO payments will resume if FLIO payments previously terminated because the FLIO account balance was reduced to zero due to withdrawal activity.

The Total FLIO Account Balance Interest Rate applicable to a FLIO account is the total effective annual interest rate we credit that FLIO account. This rate will be set when the FLIO account is established and will not change. Total FLIO account balance interest rates are declared under applicable schedules of rates by TIAA-CREF Life. The total FLIO account balance interest rate will never be less than the minimum FLIO account balance interest rate as defined in the rate schedule.

A FLIO Account Balance equals the greater of $0 and the result of A) through D) as follows:

A)	the amounts allocated to that FLIO account; plus

B)	interest credited at the total FLIO account balance interest rate, as defined in the rate schedule; less

C)	any FLIO payments from that FLIO account; less

D)	the value of any FLIO account withdrawals from that FLIO account.

You may make a FLIO Account Withdrawal at any time after the right to examine period while there is a remaining FLIO account balance. A FLIO account withdrawal request must be received by us at the location that we designate, in good order and in accordance with procedures established by us or as required by law. A FLIO account withdrawal will be effective, and all values determined as of the end of the business day in which we receive your request in a form acceptable to us, unless you choose to defer the effective date to a future day acceptable to us. A request for a FLIO account withdrawal cannot be revoked after its effective date. FLIO account withdrawals may not be reinvested in the contract.

The amount of the FLIO account withdrawal can be your entire FLIO account balance or any partial amount of at least $1,000. The FLIO account balance will be reduced by the amount of any FLIO account withdrawal. Any remaining FLIO payments payable before the FLIO income security date will be reduced by the same percentage as the decrease in the FLIO account balance associated with that FLIO account withdrawal. If an entire FLIO account balance is withdrawn, then the FLIO payments associated with that FLIO account will cease entirely until the FLIO income security date. Any FLIO payments payable on or after the FLIO income security date will be unaffected by FLIO account withdrawals. We reserve the right to require that a FLIO account withdrawal be for the entire remaining FLIO account balance if the requested amount of withdrawal would reduce each of the remaining FLIO payments payable before the FLIO income security date to less than $100.

If you make a FLIO account withdrawal, the amount paid to you will be different than the FLIO account withdrawal amount that you requested as a result of the following:

•	The amount paid to you will be decreased by a FLIO surrender charge equal to the FLIO withdrawal amount multiplied by the FLIO surrender charge rate described in the rate schedule.

•

The amount paid to you will be increased or decreased by a FLIO market value adjustment equal to the withdrawal amount multiplied by the FLIO market value adjustment rate described in the rate schedule.

FLIO Death Benefit. If, under a FLIO one-life annuity, the FLIO annuitant dies, the FLIO account balance, if any, will be paid to your beneficiary(ies) as a death benefit. If, under a FLIO two-life annuity, the FLIO annuitant and the FLIO second annuitant both die, the FLIO account balance, if any, will be paid to your beneficiary(ies) as a death benefit.

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Endorsement to Your TIAA-CREF Investment Horizon Annuity Contract

Part F: Death Benefit is replaced with the following:

Availability of the Death Benefit. Death benefits become payable to the death benefit payee, if the annuitant or either owner dies while there is a contract accumulation available under your contract, or when a FLIO death benefit becomes payable as described in the FLIO Death Benefit section above.

If either owner dies and the deceased owner’s surviving spouse is the sole surviving death benefit payee, he or she may choose to continue as the owner as pertains to the contract accumulation, or instead choose to be paid the death benefit. If the payee does not make a choice within 60 days of the date we receive due proof of death, he or she will automatically become the owner of the contract accumulation as of the date of death. If the deceased owner was also the annuitant, the payee will also become the annuitant upon becoming the owner. If there are any remaining FLIO account balances upon the death of either owner, these balances cannot be continued by the spouse and will be paid as a FLIO death benefit

A Death Benefit Payable Date is the date we authorize payment of a death benefit payee’s portion of the death benefit. Each payee’s death benefit payable date is the date we have received

A)	due proof of death of the annuitant or either owner, and

B)	in the case of a FLIO one-life annuity, proof of the death of the FLIO annuitant; and

C)	in the case of a FLIO two-life annuity death benefit, proof of the death of both the FLIO annuitant and the FLIO second annuitant; and

D)	all information required to be furnished for payment of the payee’s portion of the death benefit.

The Amount of the Death Benefit is the sum of the contract accumulation, if any, plus any FLIO death benefit. No surrender charge or market value adjustment applies to the death benefit. The contract accumulation, if any, becomes payable as a death benefit if the annuitant dies or after the death of either owner. Any FLIO account balance associated with a FLIO one-life annuity becomes payable as a death benefit upon the death of the FLIO annuitant. Any FLIO account balance associated with a FLIO two-life annuity becomes payable as a death benefit after both the FLIO annuitant and the FLIO second annuitant have both died. The portion of the death benefit to be paid is the sum of the contract accumulation plus any FLIO death benefit as of the first death benefit payable date pursuant to the death that made that portion of the death benefit payable. On such death benefit payable date, all accounts comprising the portion of the death benefit to be paid will be determined and all such account balances will be applied to the short-term holding account.

Time and Method of Payment. We will pay each death benefit payee’s portion of the death benefit in one sum no later than five years after the date of death. Death benefits will be paid in accordance with Internal Revenue Code § 72(s).

The Availability of Withdrawals section is replaced with the following:

Availability of Withdrawals. You may make withdrawals from fixed term deposits or the short-term holding account after the right to examine period. We may limit withdrawals to no more than one withdrawal in any calendar quarter. Multiple withdrawals made on any single day are considered one withdrawal for the purpose of this limitation.

Any withdrawal request must be made by written notice to us as explained in section 52 of your contract. If you withdraw your entire contract accumulation, we will have fulfilled all obligations concerning your contract accumulation.

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Endorsement to Your TIAA-CREF Investment Horizon Annuity Contract

The second paragraph of the Systematic Interest Withdrawals section is replaced with the following:

Systematic interest withdrawals may be elected only as of the date of issue. Systematic interest withdrawals will continue while there is a contract accumulation available under your contract until the first death benefit payable date or the date we are notified of the death of the primary owner.

The Reports section is replaced with the following:

At least once each year while you have a contract accumulation available under your contract, we will provide you with a report for this contract showing the value of your contract accumulation as of a date specified in the report.

The Assignment provision is replaced with the following:

Subject to our prior approval, you may assign this contract only to the extent that there is a contract accumulation available under this contract and only in connection with that contract accumulation. We assume no responsibility for the validity of any such assignment, nor will we be charged with notice of any assignment unless it is in writing and has been received and approved by us. We reserve the right to refuse such assignments or other transfers at anytime on a non-discriminatory basis. The rights of the owner(s), annuitant, any second annuitant, any beneficiaries and any other person to receive benefits under this contract will be subject to the terms of any assignment. You should consult your tax advisor before making any assignment of this contract.

Payments made under an income option may not be assigned.

The Minimum Accumulation Interest Rate, Annuity Purchase Rates and Market Value Adjustment Rate sections and the accompanying rate table of the Rate Schedule part of your contract are applicable only to your contract accumulation.

The Minimum Accumulation Interest Rate section is replaced with the following:

Minimum Accumulation Interest Rate. The minimum effective annual interest rate to be credited to your contract accumulation is shown on page 3.

The following sections and accompanying rate table are added to your contract’s Rate Schedule and are applicable to your FLIO account balance.

The Minimum FLIO Account Balance Interest Rate is 1.00% and is the minimum effective annual interest rate to be credited to a FLIO account balance. The minimum FLIO account balance interest rate applies to all FLIO accounts under this contract.

The FLIO Annuity Purchase Rate applicable to a FLIO account will be computed on this basis:

(1)	a deduction for any premium taxes incurred by us for this contract;

(2)	interest at the effective annual rate of 1.5% after the annuity starting date for the FLIO; and

(3)	mortality according to the Annuity 2000 Mortality Table (TIAA Merged Gender Mod C), with ages set back an additional three months for each completed year between January 1, 2000 and the date that annuity payments begin, as illustrated in the accompanying chart.

We may make FLIO payments that are higher than guaranteed by this section.

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Endorsement to Your TIAA-CREF Investment Horizon Annuity Contract

We will compute FLIO payments provided on the basis stated above, or, if it produces a larger payment, on the basis we use for computing the amount of any individual single premium immediate annuity being offered to the same class of annuitants for the same income option when the payments start, after a deduction for any premium taxes incurred by us for your contract when FLIO payments commence.

The FLIO Surrender Charge Rate for a FLIO account is equal to one-half of the total FLIO account balance interest rate for that FLIO account.

The calculation of the FLIO Market Value Adjustment Rate for a FLIO account equals Duration(2) multiplied by Q where Duration(2) and Q are calculated as follows:

Duration equals b reduced by the quotient of c divided by one less than d where:

b equals the quantity one plus h divided by h;

d equals the quantity one plus h raised to the power of c and

h equals the total interest rate for that FLIO account

Duration(1) equals Duration calculated when c equals the time remaining from the date on which the FLIO account was established until the FLIO income security date rounded up to the year;

Duration (2) equals Duration calculated when c equals the time remaining from the actual withdrawal date until the FLIO income security date rounded up to the year

Q equals k reduced by m and further reduced by 0.50%, where

k equals the zero-coupon bond rate for Duration(1) rounded up to the next year implied by the Bloomberg Fair Value A Curve at the FLIO account initiation date; and

m equals the zero-coupon bond rate for Duration (2) rounded up to the next year implied by the Bloomberg Fair Value A Curve on the FLIO withdrawal date

The Bloomberg Fair Value A Curve has bond equivalent yields, which are semiannually compounded yields to maturity of coupon bonds. These yields imply zero-coupon rates, which are annual effective yields of zero-coupon bonds.

The Bloomberg Fair Value A Curve refers to the Bloomberg Fair Market Sector Composite U.S. Dollar Corporate A-Rated Curve (FMC #882) as found on Bloomberg under the FMC Function. The Composite A-Rated yield is the Corporate A-Rated Composite asked yield reported by Bloomberg under the FMC 882 Function, or any successor thereto. If the Corporate Composite A-Rated asked yield is no longer reported by Bloomberg or its successor, we will choose a substantially similar yield, subject to any requisite approval of the insurance supervisory official of the jurisdiction in which this contract is issued.

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Endorsement to Your TIAA-CREF Investment Horizon Annuity Contract

Guaranteed Annual Amount of FLIO Payments

Under a FLIO One-Life Annuity

Provided by $25,000 Applied to a FLIO Account

(after any applicable premium taxes have been deducted)

One-twelfth of the amount shown is payable each month

Adjusted Age When Payments Begin	Annual Amount of Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Benefit Payments
40	$651.60	57	$796.68	74	$1,065.00
41	$658.92	58	$803.52	75	$1,095.12
42	$664.08	59	$817.68	76	$1,104.72
43	$672.00	60	$832.56	77	$1,137.84
44	$677.28	61	$839.76	78	$1,173.60
45	$685.68	62	$855.84	79	$1,183.68
46	$694.44	63	$872.64	80	$1,223.16
47	$700.08	64	$880.32	81	$1,233.00
48	$709.44	65	$898.56	82	$1,276.56
49	$719.16	66	$917.88	83	$1,323.96
50	$725.16	67	$926.04	84	$1,334.52
51	$735.60	68	$946.92	85	$1,387.32
52	$746.52	69	$969.12	86	$1,445.16
53	$752.88	70	$977.76	87	$1,456.68
54	$764.52	71	$1,001.88	88	$1,521.60
55	$771.00	72	$1,027.68	89	$1,532.88
56	$783.60	73	$1,036.80	90	$1,606.20

The payments shown above are those that result from the application of $25,000 applied to a FLIO when the FLIO annuitant has attained an adjusted age as shown, but has not passed the date on which that adjusted age was attained. The FLIO annuitant’s adjusted age equals the FLIO annuitant’s actual age minus three months for each completed year between January 1, 2000 and the date on which the FLIO account is initiated. Payments beginning at ages other than those shown, and under other income options, are computed on the basis stated in the rate schedule. For an initial amount other than $25,000, payments will be proportionate.

[	Corporate Secretary	]	[	President & Chief Executive Officer	]

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